EX 99-B.4.9

RELIASTAR LIFE INSURANCE COMPANY

A Stock Company

Home Office: Minneapolis, Minnesota	ING Service Center: Minot, North Dakota

RIDER SCHEDULE

Optional Benefit Rider - Minimum Guaranteed Accumulation Benefit

Term: Effective Date: End of Term Date: Reset Date: Repurchase Date: Eligible Purchase Payments: Current Benefit Charge: Maximum Benefit Charge: Eligible Funds:

[10 Years]

[5/1/2005]

[5/1/2015]

[5/1/2010]

[5/2/2015]

Purchase Payments made within [1] year(s)

after the initial Effective Date of the Rider.

Purchase Payments made after a Reset Date

are not considered Eligible Purchase Payments.

[0.35%]

[1.00%]

[ING Solution Income Portfolio - Service Class

ING Solution 2015 Portfolio - Service Class

ING Solution 2025 Portfolio - Service Class

ING Solution 2035 Portfolio - Service Class

ING Solution 2045 Portfolio - Service Class]

Owner:	[JOHN DOE]
Contract No.:	[123456]

Form No. 40074 11-04	Page 1 of 1